Exhibit 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AND NONCOMPETITION AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AND NONCOMPETITION AGREEMENT (this “Amendment”), effective as of January 30, 2024 is made by and between Matthew DiLiberto (“Executive”) and SL Green Realty Corp., a Maryland corporation with its principal place of business at One Vanderbilt Avenue, New York, New York 10017 (the “Employer”).

WHEREAS, the Employer and the Executive entered into that certain Amended and Restated Employment and Noncompetition Agreement, dated as of March 2, 2023, and effective as of January 1, 2023 (the “Employment Agreement”); and

WHEREAS, pursuant to Section 12 of the Employment Agreement, the Employer and the Executive desire to amend certain terms of the Employment Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Employer and the Executive agree as follows:

1.            Section 3(b) of the Employment Agreement is hereby deleted in its entirety and the following new Section 3(b) is substituted in lieu thereof:

(b) Incentive Compensation/Bonuses. In addition to Base Salary, with respect to fiscal year 2023 and thereafter during the Employment Period, Executive shall participate in an annual cash bonus program allowing Executive to earn an amount up to two hundred and fifty percent (250%) of Executive’s Base Salary based on the achievement of specific goals established in advance by the Compensation Committee, which shall comprise 60% of Executive’s cash bonus opportunity for each fiscal year (the “Formulaic Component”). The remaining 40% of Executive’s cash bonus opportunity for each fiscal year shall be equal to (i) the cash value of the Formulaic Component for such year divided by (ii) 0.6, less (iii) the cash value of the Formulaic Component for such year (the “Non-Formulaic Component”). Goals for the Formulaic Component will be established by the Compensation Committee in its discretion and in consultation with the Chief Executive Officer at performance levels ranging from threshold performance (entitling Executive to earn 50% of Base Salary) to target performance (entitling Executive to earn 175% of Base Salary) to maximum performance (entitling Executive to earn 250% of Base Salary), with linear interpolation between performance levels. The portion of the Non-Formulaic Component earned by Executive for a given fiscal year (in a range between $0 and the amount of the Non-Formulaic Component determined by the formula set forth in this Section 3(b)), will be determined in the discretion of the Compensation Committee in consultation with the Chief Executive Officer of the Employer.

Executive will be entitled to receive such annual cash bonuses, if any, as are earned pursuant to such program, any portion of which the Employer may pay in the form of shares of Common Stock, stock units, LTIP units (“LTIP Units”) in SL Green Operating Partnership, L.P. (the “Partnership”) or other equity awards, as determined at the time of grant by the Compensation Committee, in its sole discretion, and reflected in the minutes or consents of the Compensation Committee relating to the approval of such equity awards (“Annual Cash Bonus”); provided that, for the avoidance of doubt, Annual Cash Bonus shall include annual cash bonuses (including any portion received in equity) for years prior to 2023 that were not paid pursuant to the annual cash bonus program described in this Section 3(b). In addition, Executive shall be eligible to participate in any other bonus or incentive compensation plans in effect with respect to senior executive officers of the Employer, as the Board or Compensation Committee, in its sole discretion, may deem appropriate to reward Executive for job performance.

2.            Except as expressly amended hereby, the Employment Agreement continues in full force and effect in accordance with its terms. The Employment Agreement, together with any Exhibits thereto and this Amendment, constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive. Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Employment Agreement.

3.            This Amendment shall be governed and construed in accordance with the laws of the State of New York, without regard to any principles of conflicts of laws which could cause the application of the laws of any jurisdiction other than the State of New York.

4.            This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

SL GREEN REALTY CORP.:

By:	/s/ Andrew S. Levine
	Name:	Andrew S. Levine
	Title:	Chief Legal Officer, General Counsel and Executive Vice President

EXECUTIVE:

/s/ Matthew DiLiberto
Name: Matthew DiLiberto

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